Exhibit 1(g)

Amended and Restated Establishment and Designation of Classes

BLACKROCK EQUITY DIVIDEND FUND

WHEREAS, pursuant to Section 6.1 of the Declaration of Trust of BlackRock Equity Dividend Fund (the “Trust”), dated May 14, 1987, as amended (the “Declaration”), as set forth in that certain Amended and Restated Establishment and Designation of Classes effective as of November 10, 2015 (the “Prior Designation”), the shares of beneficial interest of the Trust, par value $.10 per share (the “Shares”), had been divided into nine classes of shares as named in the Prior Designation;

WHEREAS, the Trustees of the Trust authorized the conversion of all outstanding Investor B Shares of the Trust into Investor A Shares as of December 27, 2017 with notice to shareholders, and the further permanent closure of Investor B Shares to new investments, and further, at a meeting held on November 13, 2018, a majority of the Trustees of the Trust approved the termination of Investor B Shares as a class of the Trust, there being no shares of such class outstanding;

WHEREAS, Investor A1 Shares of the Trust have not been issued or offered, and the Trustees of the Trust, having no intention to offer such Shares in the future, at a meeting held on November 13, 2018, by majority vote, approved the termination of Investor A1 Shares as a class of the Trust;

WHEREAS, the Trustees of the Trust, at a meeting held on November 13, 2019, authorized the conversion of all outstanding Investor C1 Shares of the Trust into Investor A Shares of the Trust as of the close of business on February 24, 2020, and following such conversion, the termination of Investor C1 Shares as a class of the Trust, there being no shares of such class then outstanding;

NOW THEREFORE, the undersigned Secretary of the Trust does hereby certify that following the actions referenced above, the classes of the Trust set forth below have heretofore been established and designated by the Trustees of the Trust in accordance with the Trust’s Declaration, and that such classes remain in effect as of the date hereof, and that the Trust is authorized to issue an unlimited number of shares of beneficial interests of each such class:

1.	The classes of Shares of the Trust established and designated (each a “Class”) are as follows:

(a)         Investor A Shares

(b)         Investor C Shares

(c)         Class R Shares

(d)         Class K Shares

(e)         Service Shares

(f)         Institutional Shares

2.	The Shares of each Class of the Trust shall be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

3.

The purchase price, the method of determination of net asset value, the price, terms and manner of redemption, and the relative dividend rights of holders of the Shares of each Class shall be established by the Trustees of the Trust from time to time in accordance with the provisions of the Declaration of Trust and shall be set forth in the prospectus and statement of additional information of the Trust relating to such Class of the Trust contained in the Trust’s most recent effective registration statement under the Securities Act of 1933, as amended, with respect to such Class, as such prospectus and statement of additional information may be supplemented or modified from time to time.

4.

Shares of each Class of the Trust shall vote together as a single class except that shares of a Class may vote separately on matters affecting only that Class and shares of a Class not affected by a matter will not vote on that matter.

5.	A Class of the Trust may be terminated by the Trustees by written notice to the shareholders of the Class.

IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the Trust as of the 10th day of March, 2020.

BLACKROCK EQUITY DIVIDEND FUND

/S/ JANEY AHN
By:	Janey Ahn
Secretary

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